EXHIBIT 99.1

Havertys Reports Earnings for Fourth Quarter and Full Year 2016

Atlanta, Georgia, February 21, 2017 – HAVERTYS (NYSE: HVT and HVT.A) reports earnings for the quarter ended December 31, 2016 of $0.51 per share compared to $0.41 per share for the same period of 2015.  The earnings per share for the full year 2016 were $1.30 compared to $1.22 per share for 2015.

Clarence H. Smith, chairman, president and CEO, said, "We are pleased with our strong finish to the quarter.  Gaining greater productivity from our existing store base is a primary focus and average ticket increased over its prior year comparable period for the ninth consecutive quarter.  Generating store and site visits remains challenging and expensive for retailers as methods for reaching the consumer continue to change and fragment.  The Havertys brand merchandise, pricing discipline, and tight control of inventory were factors in our gross profit margin expansion.
"The payment of the $21.0 million special dividend in the fourth quarter and $21.3 million in share repurchases during the year reflect our commitment to provide returns to our shareholders and manage our capital as we work to improve operating margins within our current distribution network.
"We remain confident in our ability to serve the on-trend furniture customer and grow our business, despite challenges in the current economic and political climate."

Financial Highlights

Fourth Quarter 2016 Compared to Fourth Quarter 2015

•
As previously reported, net sales increased 2.2% to $220.6 million.  On a comparable store basis, sales rose 2.5%.  Total written sales increased 5.3% and written comparable store sales rose 5.2% over the same period last year.

•	Average written ticket was up 2.6% and custom upholstery written business rose 1.9%.
•
Gross profit margin increased 100 basis points to 54.9%.  There was a $0.8 million decrease in the LIFO reserve in 2016 versus a $0.2 million increase in 2015, a positive change of $1.0 million or 44 basis points.

•
Selling, general and administrative costs as a percent of sales increased 50 basis points to 47.3% from 46.8%. Fixed and discretionary expenses increased $1.5 million.  We incurred additional administrative costs of $1.8 million largely from compensation expense and $0.6 million of increased operating insurance claims costs. New locations and improvements also generated increases in depreciation of $0.7 million which was partially offset by $0.4 million in lower rent costs.  Advertising expense was also $0.5 million lower in 2016. Variable expenses were 18.2% as a percent of sales in 2016 compared to 17.8% in 2015 as sales from our in-home design program increased 27.4% and delivery costs increased 20 basis points.

•
Other income includes a $0.9 million gain from the insurance recovery related to the destruction by a storm of our Lubbock, Texas location at the end of 2015 and a $0.7 million gain from the sale of a former retail location.

•	We paid $21.0 million in a special dividend of $1.00 to holders of common stock and $0.95 to holders of Class A common stock.
•	A dedicated clearance center in Atlanta, Georgia, was opened in mid-December.

NEWS RELEASE – FEBRUARY 21, 2017

Twelve Months ended December 31, 2016 Compared to Same Period of 2015

•	As previously reported, net sales totaled $821.6 million, compared with $804.9 million in 2015, representing an increase of 2.1%. Comparable store sales increased 2.1%.
•	Average written ticket was up 2.3% and custom upholstery written business rose 4.0%.
•	Gross profit margin increased 50 basis points to 54.0% from 53.5%. Our LIFO inventory valuation method generated a $1.9 million positive impact in 2016.
•
Selling, general and administrative costs increased 80 basis points to 48.6% from 47.8%. Fixed and discretionary expenses increased $9.0 million to $249.9 million.  We had $6.1 million in additional administrative costs primarily from greater benefits and compensation expense, $3.1 million of which related to increases in medical benefit costs. Depreciation and other occupancy costs from new stores and improvements increased expenses $3.3 million.  Variable expenses as a percent of sales were 18.2% in 2016 versus 17.9% in 2015 as our in-home design business grew and due to higher delivery costs.

•
Other income includes a $3.3 million gain from the insurance recovery related to the destruction by a storm of our Lubbock, Texas location at the end of 2015 and a $0.7 million gain from the sale of a former retail location.

•	We returned to stockholders via stock repurchases and dividends $51.7 million in 2016 and $22.1 million in 2015.
•
Our retail store count increased to 124, with a net 3 new stores in 2016 as we opened a temporary location to serve Lubbock, Texas, opened two stores, each in a new market, closed a store in Florida, and opened a clearance center in the Atlanta market.

Expectations and Other

•	Total written sales for the past eight weeks, including our full New Year's weekend sales event, are 3.5% higher than the same period last year and written comparable store sales are up 1.9%.
•
Total delivered sales for the first quarter to date are 5.0% lower than the same day of week last year and comparable store sales are 6.7% less.  The Presidents' Day sales event ended yesterday, a week later than in 2016.  On average we deliver merchandise to customers within two to four weeks after a holiday sales event and should routinely make up this delivered sales differential versus last year.

•
Our gross profit margin for the full year of 2017 is expected to be 53.6% compared to 54.0% in 2016.  The reduction is primarily due to the impact of the estimated increase to the LIFO reserve.  First half gross profit margin is projected to be 20 basis points higher than the average for 2017, with the second half running approximately 20 basis points lower.

•
Fixed and discretionary type expenses within SG&A are expected to be approximately $260.0 million for 2017, up $10.1 million or 4.0% over those same costs in 2016.  The increase is largely due to an expanded advertising budget, higher occupancy costs from new and relocated stores, and inflation.  Fixed and discretionary type expenses in total should average $64.0 million per quarter in the first half of 2017 and $66.0 million per quarter in the second half.  For 2016, these expenses averaged $61.2 million per quarter in the first half and $63.7 million in the second half.  Variable SG&A expenses for 2017 are anticipated to be at a 18.1% rate, somewhat higher in the first half and lower in the second half due to efficiencies from the typical higher volume in the third and fourth quarters.  Other non-SG&A costs, net of credit revenues, are expected to be $1.0 million for the year.

•	Our effective tax rate for 2017 is expected to be in the 38.4% to 38.5% range.
•
Planned capital expenditures for 2017 are $26.9 million.  Our current 2017 plans include opening one store in a new market, two relocations, one store closure and starting on the expansion of our western distribution center.  These changes will increase selling square footage approximately 0.3% and our store count is planned to remain at 124.

NEWS RELEASE – FEBRUARY 21, 2017

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(In thousands, except per share data – Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

Net sales	$220,595	$215,886	$821,571	$804,870
Cost of goods sold	99,575	99,681	378,234	374,094
Gross profit	121,020	116,205	443,337	430,776
Credit service charges	56	73	229	286
Gross profit and other revenue	121,076	116,278	443,566	431,062

Expenses:
Selling, general and administrative	104,427	101,034	399,236	384,801
Provision for doubtful accounts	97	147	383	314
Other income, net	(1,308)	(671)	(4,107)	(1,617)
Total expenses	103,216	100,510	395,512	383,498

Income before interest and income taxes	17,860	15,768	48,054	47,564
Interest expense, net	513	675	2,233	2,289

Income before income taxes	17,347	15,093	45,821	45,275
Income tax expense	6,400	5,912	17,465	17,486
Net income	$10,947	$9,181	$28,356	$27,789

Other comprehensive income, net of tax:
Defined benefit pension plan adjustments:	$51	$55	$108	230

Comprehensive income	$10,998	$9,236	$28,464	$28,019

Basic earnings per share:
Common Stock	$0.52	$0.42	$1.32	$1.24
Class A Common Stock	$0.50	$0.40	$1.27	$1.18

Diluted earnings per share:
Common Stock	$0.51	$0.41	$1.30	$1.22
Class A Common Stock	$0.51	$0.39	$1.27	$1.17

Basic weighted average shares outstanding:
Common Stock	19,127	20,109	19,492	20,430
Class A Common Stock	1,977	2,045	2,014	2,067

Diluted weighted average shares outstanding:
Common Stock	21,476	22,473	21,847	22,798
Class A Common Stock	1,977	2,045	2,014	2,067

Cash dividends per share:
Common Stock	$1.1200	$0.100	$1.440	$0.36
Class A Common Stock	$1.0625	$0.095	$1.365	$0.34

NEWS RELEASE – FEBRUARY 21, 2017

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands - Unaudited)

	December 31,
	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$63,481	$70,659
Investments	—	12,725
Restricted cash and cash equivalents	8,034	8,005
Accounts receivable	4,244	5,948
Inventories	102,020	108,896
Prepaid expenses	8,836	6,137
Other current assets	7,500	6,341
Total current assets	194,115	218,711

Accounts receivable, long-term	462	655
Property and equipment	233,667	229,283
Deferred income tax	18,376	17,245
Other assets	7,885	5,357
Total assets	$454,505	$471,251

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$25,662	$27,815
Customer deposits	24,923	21,036
Accrued liabilities	41,904	42,060
Current portion of lease obligations	3,461	3,051
Total current liabilities	95,950	93,962

Lease obligations, less current portion	52,013	50,074
Other liabilities	24,671	25,476
Total liabilities	172,634	169,512

Stockholders' equity	281,871	301,739
Total liabilities and stockholders' equity	$454,505	$471,251

NEWS RELEASE – FEBRUARY 21, 2017

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands – Unaudited)

	Year Ended December 31,
	2016	2015
Cash Flows from Operating Activities:
Net income	$28,356	$27,789
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,045	25,756
Gain on insurance recovery	(3,338)	—
Proceeds from insurance recovery received for business interruption and destroyed inventory	2,599	—
Stock-based compensation expense	3,872	4,033
Excess tax benefit from stock-based plans	(80)	(397)
Deferred income taxes	(1,120)	(3,019)
Provision for doubtful accounts	383	314
Other	(400)	(160)
Changes in operating assets and liabilities:
Accounts receivable	1,514	960
Inventories	6,876	(2,305)
Customer deposits	3,887	(2,650)
Other assets and liabilities	(9,508)	(590)
Accounts payable and accrued liabilities	(2,032)	2,501
Net cash provided by operating activities	60,054	52,232

Cash Flows from Investing Activities:
Capital expenditures	(29,838)	(27,143)
Maturities of certificates of deposit	12,725	7,250
Purchase of commercial paper and certificates of deposit	—	(9,975)
Proceeds from insurance for destroyed property and equipment	3,011	—
Restricted cash and cash equivalents	(29)	12
Other investing activities	944	1,501
Net cash used in investing activities	(13,187)	(28,355)

Cash Flows from Financing Activities:
Construction allowance receipts	1,574	6,701
Payments on lease obligations	(3,125)	(2,534)
Excess tax benefit from stock-based plans	80	397
Dividend paid	(30,409)	(8,060)
Common stock repurchased and retired	(21,282)	(14,002)
Taxes on vested restricted shares	(883)	(1,201)
Net cash used in financing activities	(54,045)	(18,699)
(Decrease) increase in cash and cash equivalents	(7,178)	5,178
Cash and cash equivalents at beginning of year	70,659	65,481
Cash and cash equivalents at end of year	$63,481	$70,659

NEWS RELEASE – FEBRUARY 21, 2017

SG&A Expense Classification
We classify our SG&A expenses as either variable or fixed and discretionary.  Our variable expenses are comprised of selling and delivery costs.  Selling expenses are primarily compensation and related benefits for our commission based sales associates, the discount we pay for third party financing of customer sales and transaction fees for credit card usage.  We do not outsource delivery so these costs include personnel, fuel, and other expenses related to this function.  Fixed and discretionary expenses are comprised of rent, depreciation and amortization and other occupancy costs for stores, warehouses and offices, and all advertising and administrative costs.

Conference Call Information
The company invites interested parties to listen to the live audiocast of the conference call on February 22 at 10:00 a.m. ET at its website, havertys.com under the investor relations section. If you can not listen live, a replay will be available on the day of the conference call at the website or via telephone at approximately 1:00 p.m. ET through March 1. The number to access the telephone playback is 1-888-203-1112 (access code: 3952498).

About Havertys
Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 124 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges.  Additional information is available on the company's website, havertys.com.

Safe Harbor
This press release includes statements that constitute forward-looking statement within the meaning of the federal securities laws.  Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Forward-looking statements may relate to, for example, future operations, financial condition, economic performance (including gross profit margins and expenses), capital expenditures, and demand for our products.  The Company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements.  Actual results or events may differ materially from those indicated as a result of various important factors.  Such factors may include, among other things, the state of the economy; state of the residential construction and housing markets; the consumer spending environment for big ticket items; effects of competition; management of relationships with our suppliers and vendors and disruptions in their operations; new regulations or taxation plans, as well as other risks and uncertainties discussed in the Company's Annual Report on Form 10-K and from time to time in the Company's filings with the SEC.

Contact:
Havertys 404-443-2900
Dennis L. Fink
EVP & CFO
Jenny Hill Parker
SVP, finance, secretary and treasurer

SOURCE:  Havertys